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                     [Letterhead of KPMG Peat Marwick LLP]



The Board of Directors
Hawaiian Electric Industries, Inc.:


We consent to incorporation by reference in the Registration Statement (Regis. No. 33-56561) on Form S-3 of Hawaiian Electric Industries, Inc. of our report dated January 25, 1995, relating to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1994, which report is incorporated by reference in the December 31, 1994 annual report on Form 10-K of Hawaiian Electric Industries, Inc. We also consent to incorporation by reference of our report dated January 25, 1995 relating to the financial statement schedules of Hawaiian Electric Industries, Inc. in the aforementioned December 31, 1994 annual report on Form 10-K, which report appears in said Form 10-K, and to the reference to our Firm under the heading "Experts" in the Prospectus.

Our reports dated January 25, 1995 refer to changes in the methods of accounting for income taxes and postretirement benefits other than pension.


                                          /s/ KPMG Peat Marwick LLP


Honolulu, Hawaii
November 29, 1995





                                 EXHIBIT 23(a)